Exhibit 99.1

For Release Friday, February 26, 2010

ADVANCE NANOTECH PROVIDES STRATEGIC UPDATE

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) released the below letter to its shareholders today.

Dear Shareholders,

This letter to shareholders is a follow up to the shareholder letter dated December 3, 2009.  In this letter, we will be discussing our forward plans for Advance Nanotech that we have developed over the last three months, given the recent transactions that have occurred at Owlstone Nanotech, Inc. (“Owlstone”).

To begin, it is worth reviewing the transactions that took place.  On December 3, 2009 and again on January 25, 2010, Advance Nanotech announced a series of transactions involving Owlstone and Advance Nanotech.  A summary of those transactions is set forth below:

•	Owlstone sold 8,205,667 of its common shares at $0.40 per share for $3,282,265
•	Owlstone acquired $3,222,500 in principal amount of Advance Nanotech’s 8% Convertible Notes
•	Owlstone converted all of the principal and interest on its 10% Convertible Promissory Notes outstanding into Owlstone shares
•	Advance Nanotech and Owlstone both retired their senior secured bridge indebtedness outstanding

As a result of these transactions, Advance Nanotech’s ownership of a better capitalized Owlstone was reduced from 81.31% to 34.99% of the Owlstone shares outstanding.

Management change

Given the recent events described above, it has been deemed to be in the best interest of Advance Nanotech to release Messrs. Bader and Finn from their executive responsibilities at Advance Nanotech and provide them with the ability to concentrate their full-time energies on their respective positions at Owlstone.  With this change, new management of Advance Nanotech will be able to pursue, with greater focus, Advance Nanotech’s current business objectives.  Consequently, on February 23, 2010, Advance Nanotech accepted the resignations of Bret Bader as Chief Executive Officer of Advance Nanotech and Thomas Finn as Chief Financial Officer of Advance Nanotech.  The directors of Advance Nanotech wish to thank Messrs. Bader and Finn for their years of dedicated service and counsel to the company.  Mr. Bader and Mr. Finn will now work as Chief Executive Officer and Chief Financial Officer, respectively, of Owlstone, focused exclusively on enhancing the value of Owlstone, which, as previously discussed, is Advance Nanotech’s largest asset.

On February 23, 2010, Advance Nanotech also executed agreements with Core Equity Group and Jon Buttles, a principal of Core Equity Group and a Director of Advance Nanotech, whereby Mr. Buttles will serve in the role of certain principal executive positions of Advance Nanotech.  In addition, Core Equity Group was engaged by AVNA to provide certain advisory services to the Board of Directors and further assist the Company in the pursuit of its business objectives.   Mr. Buttles is Managing Partner of Core Equity Group, a venture bank located in New York, New York, and has been a Director of Advance Nanotech since September 2008.

Financial accounting and regulatory update

In Advance Nanotech’s December 3, 2009 shareholder letter, Advance Nanotech discussed the need to explore the potential accounting implications relating to its new minority shareholding position and also the possibility of Advance Nanotech being deemed an “inadvertent investment company”, as defined under the provisions of the Investment Company Act of 1940 as a result of the Owlstone transactions.  For the year ended December 31, 2009, it is anticipated that Advance Nanotech will report financial statements showing consolidated results with Owlstone.  For future periods, beginning with the quarter ending March 31, 2010, we believe Owlstone will no longer be required to be consolidated with Advance Nanotech for financial reporting purposes.  As such, the financial statements of Advance Nanotech are expected to reflect a value attributed to Advance Nanotech’s investment in Owlstone.  Management is working with Owlstone on a plan to provide specific financial reporting that may be included as a supplement to Advance Nanotech’s ongoing financial statements.  Under a corporate service agreement signed February 23, 2010, Advance Nanotech has contracted with Owlstone to provide bookkeeping, administration, treasury, and reporting services.  This agreement will reduce costs and permit seamless continuation of financial management and reporting.  Although Advance Nanotech has limited operating business, Advance Nanotech remains exempt from filing under the Investment Company Act of 1940.

Advance Nanotech’s strategy

Advance Nanotech’s mission remains the same as was laid out in 2008 when it made the decision to focus all of its resources on Owlstone for the benefit of Advance Nanotech’s shareholders.  The streamlining of the business and efforts toward operational integration led by Mr. Bader have resulted in a much leaner and more efficient Advance Nanotech organization.  As a result of these historical efforts and the most recent realignments, Advance Nanotech as an entity has substantially eliminated all operational expenses not directly related to the requirements of operating as a publicly traded company.  Advance Nanotech’s corporate focus for the near term is as follows: first, to evaluate options regarding the restructuring of the Company’s current indebtedness; second, to pursue potential corporate finance activities using Advance Nanotech’s public status and tax loss carry forward asset; and lastly, to support the business of our largest asset, Owlstone, to the extent that Advance Nanotech can be helpful in its continued development.

Advance Nanotech’s assets and liabilities

While the recent complex transactions and the historical development of Advance Nanotech has been and is fully disclosed in public filings, the following is a summary of some of the Company’s significant asset and liability components.

Assets:

The principal value of Advance Nanotech arises from its shareholdings in Owlstone, a substantial tax loss carry forward and its status as a public reporting entity.

Advance Nanotech’s largest and most valuable asset is its shareholding in Owlstone of approximately 14.0 million shares.  These shares have been pledged as collateral for the outstanding 8% Notes.  As reported in Advance Nanotech’s 8-K dated January 25, 2010, Owlstone Nanotech’s most recent private market valuation was $0.40 per share, as determined by the price per share received by Owlstone in both its November and January financings.  The $0.40 per share price translates to a value of $5.6 million for Advance Nanotech’s current Owlstone holdings.  Furthermore, now that Owlstone has obtained additional funding, Owlstone is better positioned to realize critical milestones that it has long been striving to achieve.  Ultimately, it is the success of Owlstone’s business plan that will drive the creation of long-term value for Advance Nanotech stakeholders.

Secondary to the Owlstone shareholdings, Advance Nanotech possesses a tax loss carry forward of approximately $18.0 million which has the potential to provide significant value for a profitable growing organization looking to shelter future income, thus possibly making Advance Nanotech a potential candidate for investment or acquisition.

Finally, Management believes there is value to be ascribed to the public listing enjoyed by AVNA.  Public reporting status provides stockholders with liquidity for their shares.  To become a public company is a very time consuming, labor intensive and expensive process. Therefore, many private companies often prefer to seek out public partners as a means to achieve said status.  Management believes its current listing has value under the right circumstances.

Liabilities:

The most significant liability of Advance Nanotech is its convertible debt of $7.4 million, which represents convertible secured indebtedness incurred by Advance Nanotech in late 2007 and 2008 (the “8% Notes and Warrants”) of which $3.2 million is owned by Owlstone.  The 8% Notes and Warrants carry certain price protection rights that preclude Advance Nanotech from raising additional equity capital below the conversion price without triggering a highly dilutive reset.  Furthermore the notes contain a requirement than any change in the 8% Notes and Warrants requires 100% unanimous consent.

The maturity dates of the 8% Notes are set in three tranches based on their initial closing dates.  The following table summarizes the maturity dates and amounts of the 8% Notes:

Holder(s)	December 20, 2010	February 14, 2011	September 4, 2011	Total
Owlstone	$1,696,250	$1,178,750	$347,500	$3,222,500
Other Noteholders	$2,053,908	$1,427,292	$717,250	$4,198,450
Total	$3,750,158	$2,606,042	$1,064,750	$7,420,950

Advance Nanotech is presently working on multiple strategies to satisfy the 8% Notes prior to their respective maturity dates.

New Management

By way of background, I, Jon Buttles, have been involved with Advance Nanotech and Owlstone since late 2005.  In September 2008, I joined the board of directors of Advance Nanotech, a position I continue to hold today.

Acting in my capacities as both a consultant and a member of the Board of Directors, I have been fortunate to have had the opportunity to visit the Cambridge offices of Owlstone on many occasions over the last 4 years.  I have been able to witness firsthand the evolution of Owlstone’s business from a start up in the company’s original location in a business incubator in the Cambridge University to its now 10,000 square foot technical facility in the Cambridge Science Park.  In my opinion, Owlstone has, in a brief period of time, grown into a technical and application powerhouse capable of providing innovative chemical sensing solutions to a wide variety of industries.  Furthermore, I believe my views on Owlstone are well supported as Owlstone has been recognized by numerous government and commercial organizations for its innovative and technological prowess in the field of chemical detection.

On a personal note, I feel it material to share that my relationship with both Advance Nanotech and Owlstone is more involved than just my role as a consultant to and Director of Advance Nanotech.  I am a personal investor in Advance Nanotech, having invested at various levels since 2005, and through my company, Core Equity Group, I am a beneficial owner of 8% Notes and Warrants, along with shares of Advance Nanotech.  Finally, I am also an investor in Owlstone, having made an investment directly in the organization in 2007.

Closing

The recent transactions and corporate changes have positioned Owlstone to flourish, which ultimately we believe is in the best interest of the shareholders of Advance Nanotech.  It is also relevant to mention that a significant portion of the outstanding shares of Advance Nanotech are held by Owlstone constituents, including, but not limited to, Owlstone as an entity, its founders, its directors, and its current management team.  As reminded in the December 3, 2009 letter, certain members of Owlstone’s management team along with the technology founders exchanged all of their shares in Owlstone for shares in Advance Nanotech at a price of $0.30 per share in September 2008 (when at that time, the price of Advance Nanotech’s shares was trading between $0.17 and $0.19 per share).  A review of the largest beneficial holders of Advance Nanotech through their filings reveals that the level of ownership that Owlstone constituents have in Advance Nanotech is significant.  Suffice it to say, I firmly believe that these shareholders are not only highly motivated, but also significantly incentivized by the size of their collective holdings in Advance Nanotech, to continue to work diligently towards creating the most value for Owlstone shares and consequently, through Advance Nanotech’s direct holdings, Advance Nanotech’s shares.

As part of my ongoing role with the organization, I will endeavor to keep the investing public abreast of developments within both organizations.  Investors, you can expect to see continued news on business developments at Owlstone through Advance Nanotech press releases and public filings.  In addition, further information is on our website www.advancenanotech.com, or shareholders may contact investor relations at ir@advancenanotech.com or via telephone at (212) 583-0080.

Thank you for your continued support.

Best regards,

Jon Buttles
Principal Executive Officer
Advance Nanotech, Inc.

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. owns a minority position in Owlstone Nanotech, Inc. ("Owlstone"). Owlstone is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. and Owlstone, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (212) 583-0080
    ir@advancenanotech.com